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                     July 9, 2021

       Marc D. Hamburg
       SVP and Principal Financial Officer
       Berkshire Hathaway Inc.
       3555 Farnam Street
       Omaha, Nebraska 68131

                                                        Re: Berkshire Hathaway
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-14905

       Dear Mr. Hamburg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance